Exhibit (n)(1)
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 5, 2024, with respect to the consolidated financial statements of OFS Capital Corporation, incorporated herein by reference, and to the references to our firm under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in the prospectus filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois
March 22, 2024